UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 27, 2008
SUMMIT HOTEL PROPERTIES, LLC
(Exact name of registrant as specified in its charter)

South Dakota (State or other jurisdiction of incorporation or organization)	000-51955 (Commission File Number)	20-0617340 (I.R.S. employer identification no.)
2701 South Minnesota Avenue, Suite 6, Sioux Falls, South Dakota 57105
(Address of principal executive offices, including zip code)
Registrant’s Telephone Number, Including Area Code: (605) 361-9566
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 27, 2008, Thomas E. Pruner resigned from the Board of Managers of the Company. Mr. Pruner was also a member of the Company’s Audit Committee, and was designated as a financial expert on the Audit Committee. There was no disagreement concerning the Company’s operations, policies or practices that led to the resignation from the Board of Managers.
On October 27, 2008, David A. Timpe was appointed to the Board of Managers of the Company. In addition, Mr. Timpe was appointed to the Audit Committee, and designated as a financial expert. The appointment to the Board of Managers was made by the Company’s Class C Member, The Summit Group, Inc., pursuant to the provisions of the Third Amended and Restated Operating Agreement of the Company.
Mr. Timpe, age 60, is a certified public accountant and is a Fellow of the Healthcare Financial Management Association. He was a partner with Eide Bailly, LLP, a public accounting firm, and retired from the firm on May 1, 2007. Mr. Timpe worked for Eide Bailly, LLP and its predecessors for 37 years, and focused primarily on compliance services (audits, cost reports and non-profit tax) for healthcare industry clients.
As Mr. Timpe is not an employee of the Company, he will be entitled to an annual Manager fee of $20,000 payable in quarterly installments in cash or equivalent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT HOTEL PROPERTIES, LLC
By:	/s/ Kerry W. Boekelheide
	Name:	Kerry W. Boekelheide
	Title:	Chief Executive Officer

Dated: October 31, 2008